Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Spherix Incorporated on Amendment No. 2 of Form S-1 (File No. 333-192737) of our report dated July 11, 2013 with respect to our audit of the financial statements of North South Holdings, Inc. as of December 31, 2012 and for the period from November 9, 2012 (inception) through December 31, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
January 21, 2014

John J. Hughes, CPA
Manager | Assurance Services
Marcum LLP
750 Third Avenue, 11th Floor | New York, NY 10017
P: (212) 485-5574 | F: (212) 485-5501 | C: (914) 620-5248
John.Hughes@marcumllp.com | www.marcumllp.com
http://www.linkedin.com/in/johnjhughes